PRESS RELEASE

FOR INFORMATION, CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	FOR RELEASE 1 PM PDT July 22, 2008

Plantronics Reports First Quarter Fiscal Year 2009 Results

Surge in Bluetooth Headset Sales drive Record Audio Communications Group Revenue;
 Revenue and Earnings per Share Exceed Guidance

SANTA CRUZ, CA – July 22, 2008 - Plantronics, Inc., (NYSE: PLT) today announced first quarter fiscal 2009 net revenues of $219.2 million compared with $206.5 million in the first quarter of fiscal 2008.  Revenues were above the guidance range of $205 to $210 million.  Plantronics' GAAP diluted earnings per share were $0.42 in the first quarter of fiscal 2009 compared with $0.31 in the same quarter of the prior year.  This compares to the GAAP EPS guidance issued on April 29, 2008 of $0.26 to $0.30.  Non-GAAP diluted earnings per share for the current quarter were $0.45 compared with $0.37 in the first quarter of fiscal 2008.  Earnings per share were greater than the previously provided non-GAAP guidance of $0.33 to $0.36.  The differences between GAAP and non-GAAP earnings per share for the current quarter are primarily the cost of equity-based compensation and a $1.7 million tax benefit resulting from the expiration of the statute of limitations in certain jurisdictions on previous tax filings.

“Our June quarter results reflect strong Bluetooth headset demand primarily as a result of California and Washington adopting hands-free driving laws on July 1, 2008.  Enterprise market conditions grew weaker in the U.S. and Europe as the slowdown in the U.S. financial services sector spread to other industries and geographies.  Despite the higher mix of lower margin Bluetooth products,  a significant improvement in gross margin on our consumer products compensated, resulting in a higher overall company operating margin and an operating profit increase of 25% from the same quarter last year,” said Ken Kannappan, President and CEO.  “We are pleased with the better than expected retail placements for our soon to be announced Altec Lansing products.  Overall, we remain optimistic about our long-term prospects and ability to enhance shareholder value,” stated Kannappan.

Audio Communications Group (ACG) Non-GAAP Results
(Office & Contact Center, Mobile, Computer, Clarity)

First quarter net revenues of $198.5 million were up 7% compared with $185.6 million in the year-ago quarter.  Revenue growth compared to the year-ago quarter was driven by strong demand for Bluetooth headsets of $55.2 million, up 52% from the prior year, and Gaming & Computer products of $9.6 million, up 48% from the prior year.  Office and Contact Center (OCC) revenues were $122.8 million, down 7% from the previous year due to continued weakness in North American markets and flat sales in Europe.

Gross margin in the first quarter of fiscal 2009 was 45.2% compared with 46.6% in the year-ago quarter.  The lower gross margin was due to a product mix shift, with substantially higher sales of lower gross margin Bluetooth headsets and a decline in higher margin Office and Contact Center headsets.  However, the impact of this product mix shift was largely offset by substantial improvement in the gross margin on our Bluetooth products as well as some improvement in our OCC products. Operating income increased 0.6% to $33.0 million, and the operating margin was 16.6% compared with 17.7% in the year-ago quarter primarily as a result of the lower gross margin.

Audio Entertainment Group (AEG) Non-GAAP Results
(Altec Lansing)

First quarter net revenues of $20.6 million were down 1.4% from $20.9 million in the year-ago quarter.  However, these results are not directly comparable as the year ago figures included approximately $1.7 million of PC & Gaming headset revenue which at that time was managed by AEG and sold under the Altec Lansing brand.  Responsibility for all PC & Gaming headsets, regardless of the brand used, was transferred to ACG effective July 1 last year.  Gross margin was 8.4% compared with negative 10.6% in the year-ago quarter and the division’s operating loss was $6.0 million compared with $10.8 million.

While the turn-around of this division remains heavily dependent on a refreshed product portfolio, other steps have been taken in the past year to return the division to profitability, including the consolidation of manufacturing operations, a reduction in headcount and other cost reductions.  The focus on cost reduction enabled the division to operate on expenses 10% lower than the year-ago quarter.  Placements of the new products for the Fall launch are going well and supply plans to meet the expected demand are in place. Plantronics continues to target profitability for the division by the December quarter of this calendar year and intends to introduce new products during the current quarter.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

Balance Sheet and Cash Flow

Our balance sheet is strong with $190.2 million in cash and cash equivalents as of June 30, 2008 compared with $163.1 million in the previous quarter.

First quarter fiscal 2009 cash flow from operations was approximately $34 million compared with $13 million in the first quarter of fiscal 2008.  In addition, key metrics such as inventory turns were 3.7 in the current quarter compared with 3.6 in the first quarter of fiscal year 2008.  In addition, key metrics such as days sales outstanding were 54 days in the current quarter compared to 53 days in same quarter of the prior fiscal year.

Business Outlook

The following statements are based on current expectations.  As described in “Safe Harbor” below, many of these statements are forward-looking.  Actual results are subject to a variety of risks and uncertainties and may differ materially from the forward-looking statements.

We have a “book and ship” business model whereby we ship most orders to our customers within 48 hours of our receipt of those orders, and we thus cannot rely on the level of backlog to provide visibility into potential future revenues.  Our business is inherently difficult to forecast, and there can be no assurance that the incoming orders we expect to receive over the balance of the quarter will materialize.  With increasing economic uncertainty, our business is even more difficult to forecast than usual.  The September quarter tends to be characterized by a slowdown in incoming purchase orders during July which intensifies in August, but historically picks up strongly after Labor Day.  This pattern tends to be particularly true in our highest margin office and contact center business.  This trend has begun to manifest itself in the current quarter, and we need the historical pick up in September to recur to achieve the revenue levels we are forecasting.  Sequentially, we are currently expecting revenues for ACG to be  flat to down, and AEG to increase somewhat in the second quarter. Subject to the foregoing, we are currently expecting the following financial results for the second quarter of fiscal 2009:

•	Net revenues for the second quarter of fiscal 2009 to be in the range of $210 - $220 million;

•	Non-GAAP consolidated tax rate to be between 23%-24%;

•	Non-GAAP earnings per share for the second quarter of fiscal 2009 to be in the range of $0.35 - $0.40; and

•	The EPS cost of equity compensation pursuant to FAS 123(R) to be approximately $0.06, resulting in

•	GAAP earnings per share of $0.29 to $0.34.

Plantronics does not intend to update these targets during the quarter or to report on its progress toward these targets.  Plantronics will not comment on these targets to analysts or investors except by its next press release announcing its second quarter fiscal year 2009 results or by other public disclosure.  Any statements by persons outside Plantronics speculating on the progress of the second quarter fiscal year 2009 will not be based on internal company information and should be assessed accordingly by investors.

Conference Call Scheduled to Discuss Financial Results

Plantronics has scheduled a conference call to discuss the contents of this release.  The conference call will take place today, Tuesday, July 22 at 2:00 PM (PDT). All interested investors and potential investors in Plantronics stock are invited to participate. To listen to the call, please dial in five to ten minutes prior to the scheduled starting time and refer to the "Plantronics Conference Call."  Participants from North America should call (888) 301-8736 and other participants should call (706) 634-7260.

A replay of the call with the conference ID #20286967 will be available for 72 hours at (800) 642-1687 for callers from North America and at (706) 645-9291 for all other callers. The conference call will also be simultaneously web cast at www.plantronics.com under Investor Relations, and the web cast of the conference call will remain available at the Plantronics Web site for thirty days.

A new corporate presentation is available on the investor relations section of the corporate website www.plantronics.com.

Use of Non-GAAP Financial Information

Plantronics excludes non-recurring transactions and non-cash expenses such as stock-based compensation related to stock options, awards and employee stock purchases from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin and non-GAAP effective tax rate.  Plantronics excludes these expenses from its non-GAAP measures primarily because Plantronics does not believe they are reflective of ongoing operating results and are not part of its target operating model.  Plantronics believes that the use of non-GAAP financial measures provides meaningful supplemental information regarding its performance and liquidity, and helps investors compare actual results to its long-term target operating model goals. Plantronics believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning, forecasting and analyzing future periods.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

SAFE HARBOR

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include our profitability target of the December 2008 calendar quarter for our AEG business; our intention to introduce new AEG products during the current calendar quarter; our ability to timely supply new products to the market place to meet demand for our new AEG products; our estimates of net revenues, margins, operating expenses, tax rate and earnings for the second quarter of fiscal year 2009.  These forward-looking statements involve a number of risks and uncertainties, and are based on current information and management judgment.  Plantronics does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

Among the factors that could cause actual results to differ materially from those projected are:

•	Our operating results are difficult to predict, particularly in light of the current economic conditions in both the domestic and international markets;

•	We do not know how the market for office wireless headsets and products from our other product groups may be affected in the event of a recession in the United States or global economy;

•
We have experienced cost increases from our suppliers and in light of the cost of oil, food supplies and other products in the United States and around the world, we may continue to receive cost increases, which could negatively affect profitability and/or market share.

•	The ability to achieve the turnaround of AEG is uncertain because:

•	it is dependent upon our ability to more effectively research and implement features in our AEG products that consumers want and are willing to purchase;

•	we must be able to meet the market windows for these products;

•	we must be able to retain or obtain the shelf space for these products in our sales channel;

•	we must retain or improve the brand recognition associated with the Altec Lansing brand during the turnaround;

•	our ability to successfully complete the restructuring and consolidation activities and the financial impact that such actions may have is difficult to predict;

•
there is a risk that the consolidation of the AEG Asian operations may cost more than we currently expect. There is also a risk that the savings that we currently predict may not materialize and that the timing of costs and benefits may be different than what we currently expect. If the cost of consolidation is more than we currently anticipate or the savings that we currently anticipate from these activities do not materialize, our future financial results may be adversely affected; and

•	Failure to achieve any of these objectives may adversely affect our financial results;

•
We have significant intangible assets and goodwill recorded on our balance sheet.  If the carrying value of our intangible assets and goodwill is not recoverable, an impairment loss must be recognized which would adversely affect our financial results;

•
The market for our products is characterized by rapidly changing technology, short product life cycles, and frequent new product introductions, and we may not be able to develop, manufacture or market new products in response to changing customer requirements and new technologies;

•	The actions of existing and/or new competitors, especially with regard to pricing and promotional programs;

•	Product mix is difficult to estimate and standard margin varies considerably by product;

•
Failure to match production to demand given long lead times and the difficulty of forecasting unit volumes and acquiring the component parts to meet demand without having excess inventory or incurring cancellation charges;

•	The inability to successfully develop, manufacture and market new products and achieve volume shipment schedules to meet demand;

•	A softening of the level of market demand for our products;

•	Variations in sales and profits in higher tax, as compared to lower tax, jurisdictions;

•	Fluctuations in foreign exchange rates;

•
Class action lawsuits are being brought against us and other Bluetooth headset manufacturers claiming “noise induced hearing loss,” which are costly to defend and the results of litigation are not predictable ;

•	Changes in the regulatory environment either as to headsets directly or as to the products, such as mobile phones, with which our products are used; and

•
Additional risk factors include: changes in the timing and size of orders from our customers, price erosion, increased requirements from retail customers for marketing and advertising funding, interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, failure of our distribution channels to operate as we expect, failure to develop products that keep pace with technological changes, the inherent risks of our substantial foreign operations, problems which might affect our manufacturing facilities in Mexico or in China, and the loss of the services of key executives and employees.

For more information concerning these and other possible risks, please refer to the Company's Annual Report on Form 10-K filed May 27, 2008, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

Financial Summaries

The following related charts are provided:
•	Summary Unaudited Condensed Consolidated Financial Statements
•	Summary Unaudited Condensed Statements of Operations by Segment
•	Unaudited GAAP to Non-GAAP Statements of Operations Reconciliations for the three months ended June 30, 2008 and June 30, 2007
•	Summary Unaudited Statements of Operations and Related Data on a Non-GAAP Basis

About Plantronics

In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation® is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, Plantronics, Sound Innovation, Volume Logic and AudioIQ are trademarks or registered trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.

###

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended
	June 30,
	2007	2008

Net revenues	$206,495	$219,164
Cost of revenues	122,949	128,285
Gross profit	83,546	90,879
Gross profit %	40.5%	41.5%

Research, development and engineering	19,488	19,695
Selling, general and administrative	46,111	48,398
Restructuring and other related charges	-	375
Total operating expenses	65,599	68,468
Operating income	17,947	22,411
Operating income %	8.7%	10.2%

Interest and other income (expense), net	1,334	1,540
Income before income taxes	19,281	23,951
Income tax expense	4,306	3,457
Net income	$14,975	$20,494

% of net revenues	7.3%	9.4%

Diluted earnings per common share	$0.31	$0.42
Shares used in diluted per share calculations	48,681	49,245

Tax rate	22.3%	14.4%

UNAUDITED CONSOLIDATED BALANCE SHEETS
	March 31,	June 30,
	2008	2008
ASSETS
Cash and cash equivalents	$163,091	$190,188
Accounts receivable, net	131,493	130,530
Inventory	127,088	136,974
Deferred income taxes	13,760	13,763
Other current assets	14,771	13,623
Total current assets	450,203	485,078
Long-term investments	25,136	24,205
Property, plant and equipment, net	98,530	98,231
Intangibles, net	91,511	89,505
Goodwill	69,171	69,171
Other assets	6,842	6,429
	$741,393	$772,619
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$47,896	$63,032
Accrued liabilities	67,318	60,352
Income taxes payable	-	2,416
Total current liabilities	115,214	125,800
Deferred tax liability	32,570	31,494
Long-term income taxes payable	14,137	12,982
Other long-term liabilities	852	824
Total liabilities	162,773	171,100
Stockholders' equity	578,620	601,519
	$741,393	$772,619

AUDIO COMMUNICATIONS GROUP
SUMMARY CONDENSED FINANCIAL STATEMENTS
(in thousands)

UNAUDITED STATEMENTS OF OPERATIONS
	Three Months Ended
	June 30,
	2007	2008

Net revenues	$185,572	$198,527
Cost of revenues	99,796	109,357
Gross profit	85,776	89,170
Gross profit %	46.2%	44.9%

Research, development and engineering	16,784	17,197
Selling, general and administrative	40,006	42,950
Total operating expenses	56,790	60,147
Operating income	$28,986	$29,023
Operating income %	15.6%	14.6%

AUDIO ENTERTAINMENT GROUP
SUMMARY CONDENSED FINANCIAL STATEMENTS
(in thousands)

UNAUDITED STATEMENTS OF OPERATIONS
	Three Months Ended
	June 30,
	2007	2008

Net revenues	$20,923	$20,637
Cost of revenues	23,153	18,928
Gross profit (loss)	(2,230)	1,709
Gross profit (loss) %	(10.7%)	8.3%

Research, development and engineering	2,704	2,498
Selling, general and administrative	6,105	5,448
Restructuring and other related charges	-	375
Total operating expenses	8,809	8,321
Operating loss	$(11,039)	$(6,612)
Operating loss %	(52.8%)	(32.0%)

PLANTRONICS, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended				Three Months Ended
	June 30, 2007				June 30, 2008
	GAAP	Excluded		Non-GAAP	GAAP	Excluded		Non-GAAP

Net revenues	$206,495	$-		$206,495	$219,164	$-		$219,164
Cost of revenues	122,949	(641)	(1)	122,308	128,285	(654)	(1)	127,631
Gross profit	83,546	641		84,187	90,879	654		91,533
Gross profit %	40.5%			40.8%	41.5%			41.8%

Research, development and engineering	19,488	(928)	(1)	18,560	19,695	(984)	(1)	18,711
Selling, general and administrative	46,111	(2,544)	(1)	43,567	48,398	(2,630)	(1)	45,768
Restructuring and other related charges	-	-		-	375	(375)	(2)	-
Total operating expenses	65,599	(3,472)		62,127	68,468	(3,989)		64,479
Operating income	17,947	4,113		22,060	22,411	4,643		27,054
Operating income %	8.7%			10.7%	10.2%			12.3%

Interest and other income (expense), net	1,334	-		1,334	1,540	-		1,540
Income before income taxes	19,281	4,113		23,394	23,951	4,643		28,594
Income tax expense	4,306	1,309	(3)	5,615	3,457	3,120	(4)	6,577
Net income	$14,975	$2,804		$17,779	$20,494	$1,523		$22,017

% of net revenues	7.3%			8.6%	9.4%			10.0%

Diluted earnings per common share	$0.31	$0.06		$0.37	$0.42	$0.03		$0.45
Shares used in diluted per share calculations	48,681	48,681		48,681	49,245	49,245		49,245

AUDIO COMMUNICATIONS GROUP
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands)

UNAUDITED STATEMENTS OF OPERATIONS
	Three Months Ended				Three Months Ended
	June 30, 2007				June 30, 2008
	GAAP			Non-GAAP	GAAP	Excluded		Non-GAAP

Net revenues	$185,572	$-		$185,572	$198,527	$-		$198,527
Cost of revenues	99,796	(623)	(1)	99,173	109,357	(624)	(1)	108,733
Gross profit	85,776	623		86,399	89,170	624		89,794
Gross profit %	46.2%			46.6%	44.9%			45.2%

Research, development and engineering	16,784	(893)	(1)	15,891	17,197	(942)	(1)	16,255
Selling, general and administrative	40,006	(2,348)	(1)	37,658	42,950	(2,453)	(1)	40,497
Total operating expenses	56,790	(3,241)		53,549	60,147	(3,395)		56,752
Operating income	$28,986	$3,864		$32,850	$29,023	$4,019		$33,042
Operating income %	15.6%			17.7%	14.6%			16.6%

AUDIO ENTERTAINMENT GROUP
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands)

UNAUDITED STATEMENTS OF OPERATIONS
	Three Months Ended				Three Months Ended
	June 30, 2007				June 30, 2008
	GAAP	Excluded		Non-GAAP	GAAP	Excluded		Non-GAAP

Net revenues	$20,923	$-		$20,923	$20,637	$-		$20,637
Cost of revenues	23,153	(18)	(1)	23,135	18,928	(30)	(1)	18,898
Gross profit (loss)	(2,230)	18		(2,212)	1,709	30		1,739
Gross profit (loss) %	(10.7%)			(10.6%)	8.3%			8.4%

Research, development and engineering	2,704	(35)	(1)	2,669	2,498	(42)	(1)	2,456
Selling, general and administrative	6,105	(196)	(1)	5,909	5,448	(177)	(1)	5,271
Restructuring and other related charges	-				375	(375)	(2)	-
Total operating expenses	8,809	(231)		8,578	8,321	(594)		7,727
Operating loss	$(11,039)	$249		$(10,790)	$(6,612)	$624		(5,988)
Operating loss %	(52.8%)			(51.6%)	(32.0%)			(29.0%)

(1) Excluded amount represents stock-based compensation.
(2) Excluded amount represents restructuring and other related charges.
(3) Excluded amount represents tax benefit from stock-based compensation.
(4) Excluded amount represents tax benefit from stock-based compensation, restructuring and other related charges and $1,735 related to a tax benefit from expiration of certain statutes of limitations.

Use of Non-GAAP Financial Information
To supplement our consolidated financial statements presented on a GAAP basis, Plantronics uses non-GAAP measures of operating results, which are adjusted to exclude non-cash expenses, such as the impact of all stock-based compensation charges under FAS 123R, and non-recurring transactions that Plantronics does not believe are reflective of ongoing operating results and are not part of its target operating model. At the segment level, we have presented non-GAAP statements that only show our results to the operating income line. On a consolidated basis, we have presented full non-GAAP statement of operations. The non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and the reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Summary of Unaudited Statements of Operations and Related Data (1)

	Q108	Q208	Q308	Q408	FY08	Q109
Net revenues	$206,495	$208,224	$232,824	$208,743	$856,286	$219,164
Cost of revenues	122,308	122,639	138,458	120,785	504,190	127,631
Gross profit	84,187	85,585	94,366	87,958	352,096	91,533
Gross profit %	40.8%	41.1%	40.5%	42.1%	41.1%	41.8%

Research, development and engineering	18,560	18,353	18,450	18,067	73,430	18,711
Selling, general and administrative	43,567	43,659	45,807	46,157	179,190	45,768
Operating expenses	62,127	62,012	64,257	64,224	252,620	64,479

Operating income	22,060	23,573	30,109	23,734	99,476	$27,054
Operating income %	10.7%	11.3%	12.9%	11.4%	11.6%	12.3%

Income before income taxes	23,394	25,366	32,293	24,277	105,330	28,594
Income tax expense	5,615	6,087	7,410	3,099	22,211	6,577
Income tax expense as a percent
of income before taxes	24.0%	24.0%	22.9%	12.8%	21.1%	23.0%

Net income	$17,779	$19,279	$24,883	$21,178	$83,119	$22,017
Diluted shares outstanding	48,681	49,310	49,533	48,994	49,090	49,245
EPS	$0.37	$0.39	$0.50	$0.43	$1.69	$0.45

Net revenues from unaffiliated customers:
Audio Communication Group
Office and Contact center	$132,205	$131,357	$131,017	$125,379	$519,958	$122,803
Mobile	41,238	35,859	48,788	45,995	171,880	59,882
Gaming and Computer	6,485	8,277	10,449	8,401	33,612	9,621
Other specialty products	5,644	5,554	5,701	5,586	22,485	6,221
Audio Entertainment Group	20,923	27,177	36,869	23,382	108,351	20,637

Net revenues by geographic area
from unaffiliated customers:
Domestic	$131,108	$126,399	$139,106	$124,535	$521,148	$134,402
International	75,387	81,825	93,718	84,208	335,138	84,762

Balance Sheet accounts and metrics:
Accounts receivable, net	$121,705	$128,705	$136,550	$131,493	$131,493	$130,530
Days sales outstanding	53	56	53	57		54
Inventory, net	$136,253	$133,516	$131,320	$127,088	$127,088	$136,974
Inventory turns	3.6	3.7	4.2	3.8		3.7

(1) Non-GAAP.